UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2011

DIGITAL ANGEL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-26020	43-1641533
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

490 VILLAUME AVENUE SOUTH SAINT PAUL, MINNESOTA	55075
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 651-455-1621

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.01  Completion of Acquisition or Disposition of Assets.

On May 6, 2011, Digital Angel Corporation, a Delaware corporation (the “Company”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Allflex USA, Inc., a Delaware corporation (“Allflex”), pursuant to which all of the outstanding capital stock of Destron Fearing Corporation, a wholly-owned subsidiary of the Company (“Destron Fearing”), will be purchased by Allflex (the “Destron Fearing Transaction”). The Purchase Agreement was previously disclosed in a Current Report on Form 8-K filed with the SEC on May 12, 2011, and the Purchase Agreement was attached as Exhibit 2.1. Pro forma financial data was previously disclosed in the Definitive Proxy Statement on Schedule 14A filed with the SEC on May 26, 2011.

On July 22, 2011, pursuant to the terms of the Stock Purchase Agreement, the Destron Fearing Transaction was completed. At the closing, Allflex paid the Company approximately $13.5 million in cash, paid approximately $6.1 million to third parties to repay certain indebtedness and other obligations of the Company and Destron Fearing, assumed approximately $1.7 million of Destron Fearing indebtedness, deposited $2.5 million into an escrow account for a period of 18 months to cover indemnity obligations of the Company, and deposited $1.2 million into the escrow account until the settlement of post-closing adjustments to cover, among other things, the amount, if any, of the net working capital of Destron Fearing on the closing date that is less than $1.0 million.

On July 25, 2011, the Company issued a press release regarding the closing of the Destron Fearing Transaction. A copy of the press release is attached hereto as Exhibit 99.1, which is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information in Exhibit 99.1 shall not be incorporated by reference into any filing under the Securities Exchange Act of 1934 or the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits

ExhibitNo.	Description

99.1	Press Release of the Company dated July 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL ANGEL CORPORATION

Date: July 28, 2011
	By:	/s/ Joseph J. Grillo
Name: Joseph J. Grillo
Title: Chief Executive Officer